Exhibit 12

                         Continental Global Group, Inc.
                Computation of Ratio of Earnings to Fixed Charges

                        (In thousands, except for ratios)


                                                                    Years ended December 31
                                               2005         2004        2003             2002            2001
                                           --------------------------------------------------------------------------

Computation of Earnings:
Income (loss) before income taxes and
   accounting change                          $ 30,061     $  7,127   $ (12,629)        $ (8,689)      $  (8,413)
Add:
   Interest expense (1)                          4,809        6,909      15,280           15,408          15,787
   Portion of rent expense
     representative of an interest
     factor                                        994          921         845              677             703
                                           --------------------------------------------------------------------------
Earnings                                      $ 35,864     $ 14,957   $   3,496         $  7,396       $   8,077
                                           ==========================================================================

Computation of Fixed Charges:
   Interest expense                            $ 4,809      $ 6,909    $ 15,280         $ 15,408        $ 15,787
   Portion of rent expense
     representative of an interest
     factor                                        994          921         845              677             703
                                           --------------------------------------------------------------------------
Fixed Charges                                  $ 5,803      $ 7,830    $ 16,125         $ 16,085        $ 16,490
                                           ==========================================================================

Ratio of Earnings to Fixed Charges                6.18         1.91           -  (2)           - (3)           -(4)
                                           ==========================================================================

(1) Amortization of deferred financing costs of $520 is included in interest expense.

(2) Earnings were inadequate to cover fixed charges in the year ended December 31, 2003 by $12,629.

(3) Earnings were inadequate to cover fixed charges in the year ended December 31, 2002 by $8,689.

(4) Earnings were inadequate to cover fixed charges in the year ended December 31, 2001 by $8,413.